UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 15

   CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G)
      OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE
         REPORTS UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE
                                   ACT OF 1934

                        Commission File Number 000-21458
                                              -----------

                     TELECOMMUNICATIONS INCOME FUND IX, L.P.
              ----------------------------------------------------
             (Exact name of registrant as specified in its charter)

                     701 Tama Street, Building B, PO Box 609
                             Marion, Iowa 52302-0609
                                  (319-447-5700
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   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                      Units of limited partnership interest
             ------------------------------------------------------
            (Title of each class of securities covered by this Form)

                                      None
          -------------------------------------------------------------
         (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)  [X]        Rule 12h-3(b)(1)(i)    [X]
          Rule 12g-4(a)(1)(ii) [X]        Rule 12h-3(b)(1)(ii)   [X]
          Rule 12g-4(a)(2)(i)  [ ]        Rule 12h-3(b)(2)(i)    [ ]
          Rule 12g-4(a)(2)(ii) [ ]        Rule 12h-3(b)(2)(ii)   [ ]
                                          Rule 15d-6             [ ]


     Approximate number of holders of record as of the certification or notice date: None
     ------

     Pursuant to the requirements of the Securities Exchange Act of 1934 Berthel Fisher & Company Leasing, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


DATE: February 8, 2005                   TELECOMMUNICATIONS INCOME FUND IX, L.P.
                                         By: Commercial Power Finance, Inc.

                                         By:  /s/  Thomas J. Berthel
                                            -----------------------------------
                                                   Thomas J. Berthel, President